Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares, with par value €0.20 per share of Koninklijke Philips NV and further agree to the filing of this agreement as an Exhibit to such Schedule 13D. Each of the undersigned further agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning themselves or itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: August 23, 2023	Giovanni Agnelli B.V.

	By:	/s/ Guido De Boer
	Name:	Guido De Boer
	Title:	Authorized Signatory

Exor N.V.

	By:	/s/ Guido De Boer
	Name:	Guido De Boer
	Title:	Authorized Signatory